Exhibit (e)(2)

GUARANTEE

Koninklijke Philips N.V., a corporation organized under the laws of the Netherlands (the “Guarantor”), hereby irrevocably and unconditionally guarantees to BioTelemetry, Inc., a Delaware corporation, (the “Company”), the full and timely performance by Philips Holding USA Inc., a Delaware corporation (“Parent”), and Davies Merger Sub, Inc., a Delaware corporation (“Purchaser”, and together with Parent, the “Acquiring Companies”), of their respective obligations under the Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), by and among Parent, the Company and Purchaser, including payment obligations and agrees to take all actions which apply to affiliates of the Acquiring Companies under the Merger Agreement. Sections 9.02 (Notices), 9.05 (Amendment or Other Modifications), 9.06 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 9.07 (Specific Performance), 9.08 (Third-Party Beneficiaries), 9.09 (Fulfillment of Obligations), 9.10 (Successors and Assigns), 9.11 (Entire Agreement), 9.12 (Severability), and 9.13 (Counterparts; Effectiveness) of the Merger Agreement shall apply to this guarantee, mutatis mutandis, as if they had been fully set forth herein. If Parent or Purchaser fails to pay or perform any of their obligations under the Merger Agreement when due, then Guarantor’s obligations under this Agreement shall become immediately effective and the Company may collect such obligations from Guarantor regardless of whether an action is brought against Parent or Purchaser. To the fullest extent permitted by law, Guarantor hereby expressly and unconditionally waives any defenses arising by reason of presentment, demand for payment, notice of non-performance, dishonor and protest, notice of the obligation incurred and all other notices of any kind. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

Dated December 18, 2020

[Signature page follows]

KONINKLIJKE PHILIPS N.V.

By:	/s/ M. Pía Logiovane
Name: M. Pía Logiovane
Title: Authorized Signatory

By:	/s/ Joseph E. Innamorati
Name: Joseph E. Innamorati
Title: Authorized Signatory

[Signature Page to Guarantee]